Item 9.01 (d)	Financial Statement and Exhibits

Exhibit 99.1	Press release dated July 26, 2007.

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES SECOND QUARTER EARNINGS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) announced today that its second quarter 2007 net sales decreased 4.1% to $231.3 million as compared to net sales of $241.2 million for the second quarter of 2006. Net income decreased 10.3% to $28.3 million for the second quarter of 2007 as compared to net income of $31.6 million for the second quarter of 2006. Diluted net income per common share was $0.58 for the second quarter of 2007 as compared to $0.64 for the second quarter of 2006. In the first half of 2007, net sales decreased 7.1% to $424.4 million as compared to net sales of $456.9 million for the first half of 2006. Net income decreased 19.6% to $45.6 million for the first half of 2007 as compared to net income of $56.7 million for the first half of 2006. Diluted net income per common share was $0.93 for the first half of 2007 as compared to $1.15 for the first half of 2006.

In the second quarter of 2007, sales declined throughout all regions of the United States. The decline was sharpest in the southeastern and midwestern regions. Sales in continental Europe, the United Kingdom and Canada increased significantly during the quarter. Simpson Strong-Tie’s second quarter sales decreased 0.6% from the same quarter last year, while Simpson Dura-Vent’s sales decreased 36.7%. Sales to homecenters had the largest percentage rate decrease. Sales decreased across most of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of all of Simpson Dura-Vent’s product lines decreased as a result of several factors, including the decline in new home construction.

Income from operations decreased 13.5% from $50.4 million in the second quarter of 2006 to $43.6 million in the second quarter of 2007, while gross margins decreased from 42.1% in the second quarter of 2006 to 40.4% in the second quarter of 2007. The decrease in gross margins was primarily due to higher manufacturing costs and a higher proportion of fixed overhead costs resulting primarily from the lower sales volume. The steel market continues to be dynamic with a high degree of uncertainty. Since December 31, 2006, total inventories have declined 3.4%. If steel prices increase and the Company is not able to increase its prices sufficiently, the Company’s margins could further deteriorate.

Selling expenses increased 7.3% from $18.7 million in the second quarter of 2006 to $20.1 million in the second quarter of 2007. The increase was driven primarily by a $1.3 million increase in expenses associated with sales and marketing personnel and a charge of $0.6 million related to a donation of cash and product (expensed at cost) to Habitat for Humanity International, Inc., partially offset by decreased agent commissions, on lower Simpson Dura-Vent sales, of $0.5 million. General and administrative expenses decreased 9.1% from $26.7 million in the second quarter of 2006 to $24.2 million in the second quarter of 2007. The decrease was primarily due to a reduction in cash profit sharing totaling $1.7 million and lower moving expenses related to the Company’s home office relocation in the second quarter of 2006 amounting to $1.0 million. The effective tax rate was 37.2% in the second quarter of 2007, down from 38.3% in the second quarter of 2006. The decrease resulted primarily from an increase in the 2007 manufacturing deduction for qualified production activity income under the American Jobs Creation Act of 2004.

In the first half of 2007, sales declined throughout most regions of the United States but were flat in California. Sales in continental Europe, the United Kingdom and Canada increased significantly. Simpson Strong-Tie’s first half sales decreased 4.2% from the same period last year, while Simpson Dura-Vent’s sales decreased 34.2%. Sales to dealer and contractor distributors had the largest percentage rate decreases, reflecting slower homebuilding activity. Sales decreased across most of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of all of Simpson Dura-Vent’s product lines decreased.

Income from operations decreased 22.6% from $90.7 million in the first half of 2006 to $70.2 million in the first half of 2007, while gross margins decreased from 41.0% in the first half of 2006 to 38.9% in the first half of 2007. The decrease in gross margins was primarily due to higher manufacturing costs and a higher proportion of fixed overhead costs resulting primarily from the lower sales volume.

Selling expenses increased 5.7% from $36.2 million in the first half of 2006 to $38.2 million in the first half of 2007. The increase was driven primarily by a $2.3 million increase in expenses associated with sales and marketing personnel and the donations charge of $0.6 million, partially offset by decreased agent commissions, on lower Simpson Dura-Vent sales, of $0.8 million. General and administrative expenses decreased 7.8% from $49.8 million in the first half of 2006 to $45.9 million in the first half of 2007. The decrease was primarily due to a reduction in cash profit sharing totaling $4.8 million and lower moving expenses related to the Company’s home office relocation in the second quarter of 2006 amounting to $1.0 million. These decreases were partially offset by increases in expenses associated with additional administrative personnel of $0.6 million, higher depreciation charges of $0.6 million and professional services fees of $0.5 million. The effective tax rate was 37.5% in the first half of 2007, down from 38.4% in the first half of 2006. The decrease resulted primarily from an increase in the 2007 manufacturing deduction for qualified production activity income under the American Jobs Creation Act of 2004.

The Company announced on July 23, 2007, that its subsidiary, Simpson Strong-Tie Company Inc., purchased all of the stock of Swan Secure Products, Inc., a manufacturer and distributor of fasteners, largely stainless steel, for $43.5 million in cash. In July 2007, the Company’s Board of Directors declared a cash dividend of $0.10 per share. The record date for the cash dividend is October 4, 2007, and it will be paid on October 25, 2007. In the second quarter of 2007, the Company entered into agreements to sell its facility in San Leandro, California, and its warehouse in McKinney, Texas, for a combined $16.2 million. These two properties have been classified as assets held for sale and both transactions are expected to close in the third quarter of 2007. In May 2007, the Company committed to donate $1.0 million in cash and product (at market value) over the next four years to Habitat for Humanity International, Inc. to help support several programs including local Habitat house projects across North America and Operation Home Delivery, an effort to rebuild homes damaged or destroyed by hurricane Katrina.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, July 27, 2007, at 6:00am Pacific Time. To participate, callers may dial 800-896-8445. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and six months ended June 30, 2007 and 2006 (unaudited), are as follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(Amounts in thousands, except per share data)	2007	2006	2007	2006
Net sales	$231,288	$241,232	$424,442	$456,890
Cost of sales	137,925	139,717	259,457	269,456
Gross profit	93,363	101,515	164,985	187,434

Research and development and engineering expenses	5,463	5,747	10,723	10,806
Selling expenses	20,053	18,693	38,207	36,151
General and administrative expenses	24,246	26,674	45,883	49,788

Income from operations	43,601	50,401	70,172	90,689

Income (loss) in equity method investment, before tax	59	15	26	(129)
Interest income, net	1,424	891	2,797	1,779
Income before taxes	45,084	51,307	72,995	92,339

Provision for income taxes	16,767	19,658	27,387	35,446
Minority interest	-	75	-	166
Net income	$28,317	$31,574	$45,608	$56,727

Net income per share:
Basic	$0.58	$0.65	$0.94	$1.17
Diluted	0.58	0.64	0.93	1.15

Cash dividend declared per common share	$0.10	$0.08	$0.20	$0.16

Weighted average shares outstanding:
Basic	48,432	48,383	48,424	48,417
Diluted	48,902	49,082	48,894	49,145

Other data:
Depreciation and amortization	$7,756	$6,331	$14,833	$12,826
Pre-tax stock compensation expense	1,486	1,925	3,164	3,765

The Company’s financial position as of June 30, 2007 and 2006, and December 31, 2006 (unaudited), is as follows:

	June 30,		December 31,
(Amounts in thousands)	2007	2006	2006
Cash and short-term investments	$177,166	$94,021	$148,299
Trade accounts receivable, net	145,388	154,682	95,991
Inventories	210,253	218,271	217,608
Assets held for sale	9,671	-	-
Other current assets	18,822	17,693	17,440
Total current assets	561,300	484,667	479,338

Property, plant and equipment, net	199,249	180,569	197,180
Goodwill	45,917	43,985	44,337
Other noncurrent assets	22,392	15,317	14,479
Total assets	$828,858	$724,538	$735,334

Trade accounts payable	$47,791	$51,651	$22,909
Line of credit and current portion of long-term debt	5,942	503	327
Other current liabilities	69,286	66,099	57,019
Total current liabilities	123,019	118,253	80,255

Long-term debt	-	491	338
Other long-term liabilities	9,483	1,514	1,866
Stockholders’ equity	696,356	604,280	652,875
Total liabilities and stockholders’ equity	$828,858	$724,538	$735,334

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.